Exhibit 99.1
Final Results of Phase 3 Study of VIAject(R) vs. Regular Human Insulin in Patients with Type 2 Diabetes Presented at American Diabetes Association Annual Meeting
ORLANDO, Fla., June 25, 2010 /PRNewswire via COMTEX News Network/ — The final results of a six-month, multi-center, open-label Phase 3 study of VIAject(R) (more-rapid-acting injectable human insulin) versus regular human insulin (RHI) in 471 patients with type 2 diabetes were presented today by Helena Rodbard, M.D., at the 70th Scientific Sessions of the American Diabetes Association. Dr. Rodbard was a principal investigator of this study, which was designed to evaluate the safety and efficacy of VIAject(R) versus regular human insulin when used in combination with insulin glargine.
In today’s presentation (#36-OR) during the oral session on insulin therapy, Dr. Rodbard reported that patients with type 2 diabetes receiving VIAject(R) achieved hemoglobin A1c control similar to that for patients receiving RHI, but with a two-fold reduction in rates of hypoglycemia and significantly less weight gain. The reduction in levels of hemoglobin A1c was similar in both groups (VIAject(R) -0.56%, RHI -0.70%) while non-severe hypoglycemic event rates were significantly reduced in patients treated with VIAject(R) (0.33 events/month) compared to RHI (0.66 events/month) (p<0.02). Patients who received VIAject(R) gained an average of 0.46 kilograms while patients who received RHI gained an average of 1.35 kg (p<0.02). Dr. Rodbard reported that the prevalence of injection site pain or irritation was higher in the VIAject(R) group but that this declined during the course of the study. She also noted that the proposed U-100 pH-neutral commercial formulation of VIAject(R) is associated with less injection site discomfort than the U-25 pH 4 VIAject(R) used in this study and would avoid the need for reconstituting the drug. In the trial, insulin antibody levels and other laboratory tests monitoring safety were similar for both groups.
Dr. Rodbard commented, “This study demonstrated the non-inferiority of the new more-rapid-acting injectable human insulin versus regular human insulin and the favorable impact of the faster-acting insulin on hypoglycemia and weight gain, two key side effects of currently marketed insulins which can be difficult to manage. These findings are encouraging and suggest that we can achieve proper glycemic control with reduced hypoglycemia and weight gain through the use of a more-rapid-acting form of human insulin. I believe these results represent a meaningful advance in the treatment of type 2 diabetes.” Dr. Rodbard is a practicing endocrinologist based in Rockville, Maryland, a Master of the American College of Endocrinology (MACE), a Fellow of the American College of Physicians (FACP) and past president of the American College of Endocrinology and the American Association of Clinical Endocrinologists.
This study is one of two Phase 3 controlled clinical trials sponsored by Biodel Inc. (Nasdaq: BIOD) to evaluate the safety and efficacy of VIAject(R) as a treatment for diabetes. The results of the companion Phase 3 study of VIAject(R) in patients with type 1 diabetes will be presented at the ADA meeting in a poster (#642-P) by Hollander et al. on June 26 from 12 — 2pm EDT. Biodel is seeking U.S. Food and Drug Administration clearance to market VIAject(R) based upon results from pharmacokinetic, pharmacodynamic and standardized meal studies, the two pivotal 6-month Phase 3 clinical trials of VIAject(R) in patients with type 1 and type 2 diabetes, as well as results from long-term, 18-month safety extension trials for patients who completed the two pivotal Phase 3 clinical trials. The Prescription Drug User Fee Act action date for Biodel’s new drug application is expected to be October 30, 2010.
About Biodel Inc.
Biodel is a specialty biopharmaceutical company focused on the development and commercialization of innovative treatments for diabetes. Biodel’s product candidates are developed using VIAdel(TM) technology, which reformulates existing FDA-approved peptide drugs. Biodel’s new drug application for its most advanced product candidate, VIAject(R), has been accepted for review by the FDA with a Prescription Drug User Fee Act action date of October 30, 2010. Earlier-stage product candidates include VIAtab(TM), a sublingual tablet formulation of insulin, a line of basal insulins, and a stabilized formulation of glucagon. For further information regarding Biodel, please visit the company’s website at www.biodel.com.
Safe-Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our management’s judgment regarding future events. All statements, other than statements of historical facts, including statements regarding our strategy, future operations, future clinical trial results, future financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The company’s forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements, including, but not limited to, our ability to secure FDA approval for VIAject(R) and our other product candidates under Section 505(b)(2) of the Federal Food, Drug, and Cosmetic Act; our ability to market, commercialize and achieve market acceptance for product candidates developed using our VIAdel (TM) technology, particularly VIAject(R); the progress or success of our research, development and clinical programs and the initiation and completion of our clinical trials; the FDA’s findings regarding data anomalies observed in India in our Phase 3 clinical trial of VIAject(R) for patients with type 1 diabetes; the possibility that patients taking VIAject(R) may experience more injection site discomfort than they experience with competing products; our ability to protect our intellectual property and operate our business without infringing upon the intellectual property rights of others; our estimates of future performance; our ability to enter into collaboration arrangements for the commercialization of our product candidates and the success or failure of those collaborations after consummation, if consummated; the rate and degree of market acceptance and clinical utility of our products; our commercialization, marketing and manufacturing capabilities and strategy; our estimates regarding anticipated operating losses, future revenues, capital requirements and our needs for additional financing; and other factors identified in our most recent quarterly report on Form 10-Q for the quarter ended March 31, 2010. The company disclaims any obligation to update any forward-looking statements as a result of events occurring after the date of this press release.
BIOD-G
Contact:
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Seth D. Lewis, +1-646-378-2952
SOURCE Biodel Inc.
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